Exhibit 23.3

Consent of Independent Registered
Public Accounting Firm

We have issued our report dated October 18, 2013 with respect to the consolidated financial statements of Sundance Energy Australia Limited as of and for the year ended June 30, 2012 included in the Annual Report on Form 20-F for the year ended December 31, 2014, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ GRANT THORNTON LLP

Denver, Colorado
May 27, 2015